Resources Global Professionals Announces Quarterly Dividend and New Stock Buyback Authorization

IRVINE, Calif., May 2, 2011 /PRNewswire/ -- Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a quarterly cash dividend of $0.04 per share, payable on June 24, 2011 to all shareholders of record on May 27, 2011.

The Company also announced that its Board of Directors has approved a share buyback program with an aggregate dollar limit of $150 million. This program will commence when its 2007 stock repurchase program, with approximately $6.5 million remaining as of April 29, 2011, is complete.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal and regulatory services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, from more than 80 practice offices, annually serving over 1,800 clients around the world.

Headquartered in Irvine, California, Resources Global has served 83 of Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

CONTACT: Analyst, Nate Franke, Chief Financial Officer of Resources Global Professionals, +1-714-430-6500, nate.franke@resources-us.com; or Media, Michael Sitrick, CEO Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com